June 3, 2019

First Trust Exchange-Traded Fund II

120 East Liberty Drive

Wheaton, Illinois 60187

Ladies and Gentlemen:

It is hereby acknowledged that First Trust Advisors L.P. (“First Trust”) serves as the investment advisor of each series of First Trust Exchange-Traded Fund II (the “Trust”). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various exchange-traded funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be amended from time to time.

It is further acknowledged that on December 6, 2010, First Trust and the Trust, on behalf of the Funds, have entered into the Expense Reimbursement, Fee Waiver and Recovery Agreement, which was amended and restated on April 18, 2019 (the “Agreement”), whereby First Trust has agreed to waive management fees payable to it by a Fund and reimburse a Fund for other expenses borne by such Fund in order to prevent a Fund’s Expense Ratio from exceeding a particular Expense Cap for the Expense Cap Term; provided, however, that First Trust has the right to seek restitution of any fees waived and expenses reimbursed within three years to the extent that such restitution would not cause the Expense Ratio for a particular Fund to exceed (i) such Fund’s Expense Cap for the most recent fiscal year for which the Expense Cap was in place, (ii) such Fund’s Expense Cap in place at the time the fees were waived, or (iii) such Fund’s current Expense Cap. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Agreement.

The purpose of this letter agreement is to agree and acknowledge that the expense cap term shall be extended to the date set forth on Exhibit A attached hereto for each Fund, subject to approval by the Trust’s Board of Trustees.

Very Truly Yours,

First Trust Advisors L.P.

/s/           James M. Dykas

James M. Dykas, Chief Financial Officer

Agreed and Acknowledged:

First Trust Exchange-Traded Fund II

/s/           Donald P. Swade

Donald P. Swade, Treasurer

Exhibit A

FIRST TRUST EXCHANGE-TRADED FUND II

(as of June 3, 2019)

Fund	Date
First Trust Dow Jones Global Select Dividend Index Fund (FGD)	January 31, 2021
First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index (FFR)	January 31, 2021
First Trust Global Engineering and Construction ETF (FLM)	January 31, 2021
First Trust Global Wind Energy ETF (FAN)	January 31, 2021
First Trust NASDAQ® Clean Edge® Smart Grid Infrastructure Index Fund (GRID)	January 31, 2021
First Trust STOXX® European Select Dividend Index Fund (FDD)	January 31, 2021